Exhibit 99.1
Service Corporation International Announces Private
Offerings of $500 Million of Unsecured Senior Notes
HOUSTON, September 19, 2006 — Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, announced today that it is commencing private placement offerings to eligible purchasers, subject to market and other conditions, of an aggregate of $500 million principal amount of unsecured senior notes, consisting of $250 million aggregate principal amount of Senior Notes due 2014 and $250 million aggregate principal amount of Senior Notes due 2018. The Company intends to use the net proceeds from the private debt financings, together with available cash and other financings, to consummate the acquisition of Alderwoods Group, Inc. and refinance certain other indebtedness.
The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes will not initially be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Cautionary Statement on Forward-Looking Statements
The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable conditions in the financing markets, and our ability to successfully complete these proposed offerings on favorable terms.
For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2005 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.
Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,041 funeral service locations and 351 cemeteries in North America as of June 30, 2006. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com.